Exhibit 8



           Disclosure Materials to be Furnished to Company Stockholders








                                 Exhibit 8 - 1

                           BOWLES FLUIDICS CORPORATION

                            NOTICE AND PROXY STATEMENT



             NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  ________, 1999


TO THE STOCKHOLDERS:

   Notice is hereby given to the Stockholders that the Special Meeting of Stockholders of BOWLES FLUIDICS CORPORATION (the "Company") will be held on the ____ day of ______ 1999, at 9:30 a.m., local time, at 6625 Dobbin Road, Columbia, Maryland 21045.

   The Special Meeting will be held for the purpose of:

      (1) considering and voting upon a proposed amendment to the Articles of Incorporation of the Company which would authorize a reverse split of the Company's Common Stock, par value $0.10 per share (the "Common Stock"), in the ratio of 1,000 shares to 1 share, and

      (2) transacting such other business as may properly be brought before the meeting.

   Upon adoption of the proposed amendment to the Company's Articles of Incorporation, each 1,000 shares of Common Stock would be converted to one share of Common Stock. Any fractional shares of Common Stock resulting from the reverse stock split will be purchased from the holders thereof at the rate of $1,250 per share (i.e., post reverse split).

   The record of Stockholders entitled to vote at said meeting was taken at the close of business ________, 199__.

   Enclosed with this Notice is a proxy statement, an Information Statement describing the proposed amendment to the Articles of Incorporation, and a Proxy.

   Stockholders are requested to specify their choice, sign, date and return the enclosed Proxy in the enclosed envelope, postage for which has been provided. Prompt response will be appreciated.

                                    BY THE ORDER OF THE BOARD OF DIRECTORS

                                    Eleanor M. Kupris, Secretary

Columbia, Maryland

________, 199__

                           BOWLES FLUIDICS CORPORATION

                                 PROXY STATEMENT

THE ACCOMPANYING PROXY IS SOLICITED BY THE MANAGEMENT OF BOWLES FLUIDICS CORPORATION.

   This Proxy Statement is furnished by mail to the stockholders by the management of Bowles Fluidics Corporation (the "Company") on whose behalf this solicitation of proxies is being made for use at the Special Meeting of Stockholders to be held at ____ a.m., local time, on __________, ________, 1999, at the Company's offices, 6625 Dobbin Road, Columbia, Maryland 21045. This Proxy Statement is being mailed on or about __________, 199__, to all of the Company's stockholders of record at the close of business on __________, 199__, the "Record Date."

   THE EXPENSE OF THIS SOLICITATION WILL BE BORNE BY THE COMPANY.

   The Proxy is revocable upon your written notice to the Secretary of the Company at any time prior to the exercise of the authority granted thereby, and it shall be suspended if you are present at the meeting and elect to vote in person.

   On the Record Date for voting at the meeting, the Company had outstanding 12,684,071 shares of Common Stock, par value $0.10, and 933,080 shares of voting 8% Convertible Preferred Stock, par value $1.00. Each share of Preferred Stock is convertible into four shares of Common Stock at any time by the Preferred Stockholder and at the option of the Company ten years after the date of original issue if the dividends are current. The Company also had outstanding on the Record Date incentive stock options for -0- shares. The Company has never paid a dividend on the Common Stock. An $0.08/share dividend was paid on the Preferred Stock under its indenture for fiscal years 1986, 1987, 1988, 1989, and 1992. A Preferred Stock dividend related to the Company's earnings for fiscal years 1989 and 1992, aggregating $94,640, was paid on March 19, 1993, and dividends related to earnings in 1993, 1994, 1995, 1996 and 1997 in the amounts of $74,646 were paid to the holders of Preferred Stock on December 15 in each of 1993, 1994, and 1995, January 24, 1997 and January 15, 1998.

   The holders of Common Stock of record at the close of business on the Record Date fixed by the Board of Directors pursuant to the By-Laws will be entitled to one vote per share, for a total of 12,684,071 votes, and the holders of the Preferred Stock of record on the same day will be entitled to four votes per share, or 3,732,320 votes, for an aggregate of 16,416,391 votes on all business of the meeting including adoption of the proposed amendment to the Company's Articles of Incorporation. The presence in person or by proxy of the stockholders entitled to cast a majority of all of the votes entitled to be cast at the meeting shall constitute a quorum for the transaction of business at the meeting. The adoption of the proposed amendment to the Company's Articles of Incorporation requires a two-thirds vote of all votes entitled to be cast.

            PROPOSED AMENDMENT TO COMPANY'S ARTICLES OF INCORPORATION

   On December 8, 1998, the Board of Directors of the Company adopted a resolution authorizing the submission to the vote of the stockholders of the Company of a proposed amendment to the Articles of Incorporation of the Company (the "Proposed Amendment") under which all outstanding shares of Common Stock will be subject to a reverse stock split at the ratio of 1,000 shares to 1 share; that is, each 1,000 shares of Common Stock before the reverse stock split will become one share of Common Stock after the reverse stock split. Any fractional shares of Common Stock resulting from the reverse stock split will be purchased from the holders thereof at the rate of $1,250 per share.

   In determining the price to be paid for fractional shares of Common Stock following the reverse stock split, the Board relied upon the recommendation of a special committee of independent directors of the Board (the "Special Committee") and the opinion of Ferris, Baker Watts, Incorporated as to the fairness of the purchase price from a financial point of view. This fairness opinion is described in the Information Statement which accompanies this Proxy Statement and a copy of the fairness opinion is attached as Exhibit 1 to the Information Statement.

   The proposed reverse stock split does not include the Company's Preferred Stock. However, following the reverse stock split, the right to convert one share of Preferred Stock into four shares of Common Stock will be adjusted to take the reverse stock split into account such that each share of Preferred Stock may be converted into 1/250th share of New Common Stock. Fractional shares of Common Stock resulting from a conversion of Preferred Stock to Common Stock following the reverse stock split are not being purchased by the Company.

   Additional Information. The Company has prepared and filed with the Securities and Exchange Commission SEC Schedule 13E-3 in connection with the proposed reverse stock split, which sets forth certain information about the Company, the Proposed Amendment and the proposed reverse stock split. A copy of
Schedule 13E-3 and other periodic reports filed with the SEC are available from:
Eleanor M. Kupris, Secretary of the Company. A copy of the Proposed Amendment and the resolutions adopted by the Board is attached to the Information Statement as Exhibit 3. Additional questions regarding the Proposed Amendment may be directed to Counsel to the Company, Ronald S. Schimel, Esquire, Miles & Stockbridge P.C., 9881 Broken Land Parkway, Columbia, MD 21044, telephone:
410-381-6000.

   All stockholders should carefully read the entire Information Statement which accompanies this Proxy Statement for a more complete description of the Proposed Amendment, the reverse stock split, the purchase of fractional shares of Common Stock resulting from the reverse stock split and effects of such purchase. The Information Statement also contains a description of the fairness opinion of Ferris, Baker Watts, Incorporated and a copy of such opinion.

                          PROPOSALS OF SECURITY HOLDERS

   Proposals of security holders intended to be presented at the Special Meeting must be received by Bowles Fluidics Corporation at its executive offices a reasonable time before the date the Proxy Statement is to be released to security holders in connection with the Special Meeting. [[[No such proposals were received before the date this Proxy Statement was released.]]]

   In order to qualify for inclusion of a person's proposal in a Proxy Statement, such person must be the beneficial owner of at least 1% or $1,000.00 in market value of the securities entitled to be voted at the meeting and must have held the securities for at least one year prior to the date of the meeting.

MANAGEMENT IS PROVIDING WITH THIS PROXY STATEMENT, WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AN INFORMATION STATEMENT DESCRIBING THE PROPOSED AMENDMENT AND RELATED MATTERS IN

ACCORDANCE WITH THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

   For additional information on controlling persons, directors and officers of the Company, see page __ and Exhibit 2 of the enclosed Information Statement.

                                  OTHER BUSINESS

   Management does not intend to present any business for action at the meeting other than as discussed herein and does not know of any other business intended to be presented by others.

                              INFORMATION STATEMENT

   A copy of the President's letter dated __________, 199__, and the Information Statement are being mailed with this Proxy Statement on __________, 199__, to each shareholder of record as of ________, 199__.

                          Eleanor M. Kupris, Secretary

__________, 199__


Bowles Fluidics Corporation
6625 Dobbin Road
Columbia, Maryland 21405-4707
Telephone: 410-381-0400

                                      PROXY

                           BOWLES FLUIDICS CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                  ________, 1999

   The undersigned hereby appoints Eleanor M. Kupris and Howard L. Rose, jointly and severally, Proxies, with full power of substitution, to vote as designated below all shares of Common and/or Preferred Stock which the undersigned is entitled to vote in connection with the amendment to the Company's Articles of Incorporation proposed by the board of directors and on all other matters which may come before the Special Meeting of Stockholders of Bowles Fluidics Corporation to be held on ________, 1999, or any adjournment thereof, [[[including any proposal omitted from this proxy and the Proxy Statement pursuant to the proxy rules of the Securities and Exchange Commission]]]. The meeting will begin at 9:30 a.m., local time, at the Company's offices, 6625 Dobbin Road, Columbia, Maryland 21045.

      1.  PROPOSED AMENDMENT TO COMPANY'S ARTICLES OF INCORPORATION.

              [  ] FOR           [  ] AGAINST         [  ] ABSTAIN

      2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NOT OTHERWISE MARKED, THEY WILL BE VOTED "FOR" THE ABOVE ITEMS.

Please sign exactly as your name or names appear below. When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. Corporations are requested to affix seals.



_____________________________________(SEAL)

Signature of Stockholder

-------------------------------------------

-------------------------------------------

Dated ___________________________



       (Please sign, date and return this Proxy in the enclosed envelope.)

                              INFORMATION STATEMENT


               Relating to the proposed reverse stock split of the

                                   COMMON STOCK
                                 par value $0.10


                                        of


                           BOWLES FLUIDICS CORPORATION

                                 6625 Dobbin Road
                          Columbia, Maryland 21405-4707
                             Telephone: 410-381-0400









THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OF ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                           Bowles Fluidics Corporation
                                 6625 Dobbin Road
                          Columbia, Maryland 21405-4707
                             Telephone: 410-381-0400



                           Proposed Reverse Stock Split


Summary

   The Board of Directors (the "Board") of Bowles Fluidics Corporation (the "Company") recommends to the Company's stockholders approval of an amendment to the Company's Articles of Incorporation which would authorize a reverse split of Company's Common Stock, par value $0.10 per share (the "Common Stock"). The Company proposes a reverse split of its Common Stock in the ratio of 1,000 shares of "Old Common Stock" to 1 share of "New Common Stock"; that is, each 1,000 shares of Old Common Stock would be converted to one share of New Common Stock. As used in this Information Statement, the term "Old Common Stock" refers to the Common Stock before the proposed reverse stock split and the term "New Common Stock" refers to the Common Stock following the proposed reverse stock split. The par value of the New Common Stock would be adjusted to $100 per share.

   Any fractional shares of Common Stock resulting from the reverse stock split will be purchased from the holders thereof at the rate of $1,250 per whole share of New Common Stock.

   A special meeting of the stockholders of the Company has been called by the Board, to occur at 9:30 a.m. on ________, 1999, for the purpose of considering and voting upon the proposed amendment to the Company's Articles of Incorporation which would authorize the reverse stock split and purchase of fractional shares following the reverse stock split. The meeting will be held at the Company's offices located at 6625 Dobbin Road in Columbia, Maryland.

   In determining the price to be paid for fractional shares of Common Stock following the reverse stock split, the Board relied upon the recommendation of a special committee of independent directors of the Board (the "Special Committee") and the opinion of Ferris, Baker Watts, Incorporated as to the fairness of the purchase price. This fairness opinion is discussed in greater detail below under the heading "Fairness of Transaction; Procedures" and a copy of the opinion is attached hereto as Exhibit 1.

   The proposed reverse stock split does not include the Company's Preferred Stock. However, following the reverse stock split, the right to convert one share of Preferred Stock into four shares of Common Stock will be adjusted to take the reverse stock split into account such that each share of Preferred Stock may be converted into 1/250th share of New Common Stock; similarly, holders of Preferred Stock will have 1/250th vote for each share of Preferred Stock.

   Additional Information. The Company has prepared and filed with the Securities and Exchange Commission SEC Schedule 13E-3 in connection with the proposed reverse stock split, which sets forth certain information about the Company and the proposed reverse stock split. A copy of Schedule 13E-3 and other periodic reports filed with the SEC are available from: Eleanor M.

Kupris, Secretary of the Company. Additional questions regarding the proposed amendment to the Company's Articles of Incorporation which would authorize the reverse stock split and purchase of fractional shares following the reverse stock split may be directed to Counsel to the Company, Ronald S. Schimel, Esquire, Miles & Stockbridge P.C., 9881 Broken Land Parkway, Columbia, MD 21044, telephone: 410-381-6000.

Special Factors

   Purpose. The purpose of the reverse stock split and purchase of the resulting fractional shares is to reduce the number of record stockholders to fewer than 300, thereby allowing the Company to suspend its obligation to file periodic reports under Section 15(d) of the Securities and Exchange Act of 1934, such as SEC Forms 10-K, 10-Q and 8-K. The Board believes that such action is in the best interests of the Company because such reports allow the Company's limited number of customers and competitors who are concentrated in a single industry to obtain information concerning the Company's profit margins, patent positions and operations which, in the Company's opinion, has or may have an adverse effect on the Company's performance. In addition, the out-of-pocket and internal costs to the Company associated with the preparation and filing of these periodic reports, when compared to the limited number of stockholders is, in the Company's opinion, unwarranted.

   The Company incurs costs related to its status as a public reporting corporation under the federal securities laws, including indirect costs as a result of, among other things, the Company personnel, including management, expending time to prepare and review various filings, furnish information to stockholders, and attending to other related stockholders matters. Termination of the Company's obligation to file periodic reports will eliminate the costs and expenses of such federal securities filings and reduce the amount of time and attention devoted by management to such reports and activities. The Company estimates that, upon termination of its obligation to file periodic reports with the Securities and Exchange Commission, it will achieve savings within a range of approximately $65,000 to $75,000 annually.

   The Company determined to achieve its purpose through a reverse stock split because it believes that this structure is the simplest and most economical means of reducing the number of holders of the Company's Common Stock below 300, thereby achieving its goal of terminating its obligation to file periodic reports with the Securities and Exchange Commission. In addition, the Company believes that the reverse stock split and purchase of fractional shares of the New Common Stock will provide an easy and cost effective way for shareholders holding less than one share of New Common Stock (1,000 shares of Old Common Stock) to dispose of such shares at a fair price and without incurring brokerage commissions and other transaction costs. The Company believes that implementing the reverse stock split at this time so that it can terminate its obligation to file periodic reports with the Securities and Exchange Commission will improve its future performance.

   Upon consummation of the reverse stock split, the Company anticipates that the number of record stockholders of the Company will be reduced from 430 to less than 200 and the Company will achieve the purposes of the reverse stock split described above.

   Alternate Methods of Achieving Purpose. The Company considered two alternative means to accomplish its objective of suspending its obligation to file such periodic reports.

      Tender Offer. The Board considered making a tender offer for shares of Common Stock in order to reduce the number of record holders of Common Stock below 300. This alternative was viewed as undependable, however, because it was not certain that the Company would sufficiently reduce the number of its record stockholders to achieve its objective of less than 300 shareholders. The costs which might be incurred in connection with such a tender offer also appeared to be considerably higher than the costs expected to be incurred in connection with the reverse stock split.

      Merger. The Board also considered the possibility of a "cash out" merger. However, the anticipated costs of such a merger (including cost of obtaining the requisite shareholder approvals and purchase of Common Stock) were also expected to be higher than the costs expected to be incurred in connection with the reverse stock split.

   Tax Treatment of Purchase of Fractional Shares. Upon consummation of the reverse stock split, each 1,000 shares of Old Common Stock issued and outstanding immediately prior to the effective time of such split will be converted into one share of New Common Stock and all resulting fractional shares of New Common Stock will be purchased by the Company at the price of $1,250 per share. The following description of the federal income tax consequences of the reverse stock split is included solely for the general information of the holders of the Company's Common Stock. The federal income tax consequences for any particular stockholder may be affected by matters not discussed herein, and each stockholder should consult his or her personal tax advisor in determining the federal, state and local income tax consequences of the reverse stock split and purchase of fractional shares.

   For those stockholders receiving New Common Stock from consummation of the reverse stock split, there will be no direct tax consequences as a result of the reverse stock split, except for reallocation to the stockholders' per share basis.

   The purchase of fractional shares of New Common Stock by the Company will be a taxable transaction for federal income tax purposes. Each holder of fractional shares of New Common Stock purchased by the Company subsequent to the reverse stock split will recognize gain or loss upon the purchase of that stockholder's fractional share of New Common Stock equal to the difference, if any, between
(i) the amount of the cash payment received for any fractional shares of New Common Stock and (ii) that stockholder's tax basis in such fractional share of New Common Stock so long as the New Common Stock was held as a capital asset of the stockholder. Any subsequent gain or loss resulting from the disposition of New Common Stock should be treated as a capital gain or loss transaction. As indicated previously, holders of New Common Stock are urged to consult their personal tax advisors as to the tax consequences of the reverse stock split and purchase of fractional shares under federal, state, local and any other applicable laws.

   The cash payments due to the holders of fractional shares of New Common Stock (other than certain exempt entities and persons) will be subject to a backup withholding tax at the rate of 31% under federal income tax law unless certain requirements are met. Generally, the Company or its paying agent will be required to deduct and withhold the tax on cash payments due at the effective time of the purchase of fractional shares of New Common Stock subsequent to the reverse stock split if (i) a stockholder fails to furnish a taxpayer identification number ("TIN", the TIN of an individual stockholder is his or her Social Security number) to the paying agent or fails to certify under penalty of perjury that such TIN is correct; (ii) the Internal Revenue Service ("IRS") notifies the Paying Agent that the TIN furnished by the stockholder is incorrect; (iii) the IRS notifies the paying agent that the stockholder has failed to report interest, dividends, or original issue discount in the past; or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the backup withholding tax. Any amounts withheld by the paying agent in collection of the backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld.

Fairness of the Transaction; Procedures

   The Company believes that the proposed reverse stock split and subsequent purchase of fractional shares is fair to unaffiliated stockholders of the Company. The Board by unanimous vote on December 8, 1998, adopted a resolution declaring the terms and conditions of the reverse stock split and purchase of fractional shares advisable and directing that a proposed amendment to the Articles of Incorporation of the Company be submitted to shareholders of the Company for consideration.

   Special Committee. The Board on March 12, 1998, established a Special Committee comprised of Directors of the Company who are not controlling persons of the Company to act solely on behalf of the unaffiliated stockholders of the Company for purposes of reviewing the desirability of undertaking the "going private" transaction which will result from the reverse stock split. The Special Committee consisted of the following persons, none of whom controls the Company:
David C. Dressler, John E. Searle, Jr., and Neil Ruddock. For reasons unrelated to this transaction, Mr. Searle resigned from the Board effective December 8, 1998, following the meeting of the Board of Directors on that date. Mr. Ruddock joined the Special Committee on July 14, 1998, when he also joined the Board.

   The Special Committee recommended that the Board retain the investment banking firm of Ferris, Baker Watts, Incorporated ("Ferris, Baker Watts"), and by letter agreement dated June 23, 1998 such firm was retained, to act as its financial advisor and to render its opinion to the Board as to the fairness of the fractional share purchase price, from a financial point of view, to the holders of fractional shares of the New Common Stock following the reverse stock split (herein referred to as the "Purchase Price").

   The Special Committee was charged with the responsibility of recommending to the Board a fair price to pay for the fractional shares resulting from the reverse stock split of the Common Stock. It met on four occasions with a representative of Ferris, Baker Watts during which discussions occurred and information shared concerning the methodology of companies having business and markets similar to those of the Company and the application of such methodologies to the Company's financial and market position and future prospects. Based upon these deliberations, the Special Committee unanimously recommended to the Board that $1,250 per share of New Common Stock resulting from a reverse stock split would be a fair price to pay. Ferris, Baker Watts concurred in this recommendation.

   Ferris, Baker Watts delivered its written opinion on December 8, 1998, to the Board to the effect that, as of such date, the Purchase Price was fair, from a financial point of view, to the holders of the New Common Stock. No restrictions were imposed by the Special Committee or the Board upon Ferris, Baker Watts with respect to the investigations made or procedures followed by Ferris, Baker Watts in rendering its opinions.

   The full text of Ferris, Baker Watts' fairness opinion, which is summarized below, sets forth certain assumptions made, certain procedures followed, and certain matters considered by Ferris, Baker Watts, and is attached hereto as
Exhibit 1.

   In addition to the recommendation of the Special Committee and the conclusions contained in the Ferris, Baker Watts report, the Board reviewed certain additional factors, including the historical and current market values of the Company's Common Stock. In this regard, the Board noted the amount and level of transactions in shares of the Company's Common Stock during the past year and that the book value per share of the Company's Common Stock as of July 25, 1998 (the end of the third quarter of the Company's fiscal year), was $0.66.

   The Board further considered the advantages of and benefits to the Company of not being required to file periodic reports with the Securities and Exchange Commission, the direct and indirect cost savings to be realized by the Company from not having to file such periodic reports, and the benefits to be derived by the remaining Company stockholders from the transactions described in this Information Statement.

   In reaching its determination as to the fairness of the Purchase Price, the Board did not assign any relative or specific weights to the foregoing factors.

   Number of Votes Required to Approve Proposed Amendment. Any proposed amendment to the Articles of Incorporation of the Company must be approved by the stockholders of the Company by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Holders of Common Stock are entitled to cast one vote for each share of Common Stock. Holders of the Company's Preferred Stock are entitled to cast four votes for each share of Preferred Stock.

   The decision to retain Ferris, Baker Watts to prepare a report concerning the fairness of the Purchase Price was initially made by the Special Committee and affirmed by the Board.

   The Board unanimously approved the proposed amendment to the Articles of Incorporation of the Company as advisable, which vote included all of the Directors who were not employees of the Company.

   No Firm Offers to Merge or Acquire Company. During the preceding 18 months, the Company has not received any firm offers from any unaffiliated person for
(a) the merger or consolidation of the Company with or into any person, (b) the sale or other transfer of all or any substantial part of the assets of the Company, or (c) securities of the Company which would enable the holder thereof to exercise control of the Company.

   There have been no contacts or negotiations which have been entered into or which have occurred since the commencement of the Company's second full fiscal year preceding the date of this Information Statement (i) between any affiliates of the Company; or (ii) between the Company or any of its affiliates and any person who is not affiliated with the Company and who would have a direct interest in such matters.

   Reports, Opinions, Appraisals and Certain Negotiations. On June 23, 1998, the Board retained the services of Ferris, Baker Watts to perform a valuation of the Company's Common Stock and render its opinion as to the fairness of the Purchase Price, from a financial point of view, to be paid to the holders of fractional shares of the New Common Stock following the reverse stock split.

   Ferris, Baker Watts performed a valuation of the Company's Common Stock and provided its opinion as to the fairness of the Purchase Price, from a financial point of view, to be paid to the holders of fractional shares of the New Common Stock following the reverse stock split.

   Ferris, Baker Watts is a Mid-Atlantic based investment bank whose corporate finance activities are focused on small to middle market companies. Ferris, Baker Watts provides a full range of investment banking services to its clients, ranging from merger and acquisition services, public offerings, private placements and advisory services.

   The Special Committee solicited proposals from three investment bankers, interviewed two and unanimously agreed to retain the services of Ferris, Baker Watts.

   Other than the engagement of Ferris, Baker Watts to provide the services described above, no material relationships existed between Ferris, Baker Watts, its affiliates and/or unaffiliated representative, and the Company or its affiliates during the past two years. No such material relationships are contemplated for the future. The fee for Ferris, Baker Watts' services is $65,000.

   Ferris, Baker Watts provided the Special Committee and the Board with a range of values for the Common Stock and a recommendation to pay a price at the top of the range or as a premium to the top end of the range. The Special Committee unanimously recommended to the Board a price of $1,250 per share of New Common Stock and the Board unanimously adopted such recommendation.

   The Company retained Ferris, Baker Watts to investigate the proposed consideration offered to shareholders and to provide an opinion as to the fairness, from a financial point of view, to the shareholders of the consideration to be paid for each share of New Common Stock. The Company requested Ferris, Baker Watts to undertake the proposed valuation because of its familiarity with companies such as the Company and its experience with companies having a market capitalization below $100,000,000.

   Fairness Opinion. On December 8, 1998, Ferris, Baker Watts delivered an opinion (the "Fairness Opinion") to the Board which concluded that based upon and subject to the considerations set forth therein, as of such date the consideration to be received by the shareholders of the Company for fractional shares of New Common Stock pursuant to the reverse stock split was fair from a financial point of view. The Fairness Opinion was based upon economic, market and other conditions in effect as of its date. No limitations were imposed by the Board upon Ferris, Baker Watts with respect to its investigation or procedures followed in rendering the Fairness Opinion. The Fairness Opinion, which sets forth assumptions made, material reviewed, matters considered, and the limits of the review, is attached as Exhibit 1.

   The following is a summary of the Fairness Opinion. Stockholders of the Company are urged to read the Fairness Opinion in its entirety. Ferris, Baker Watts has consented to the inclusion of its opinion in this Information Statement provided to shareholders of the Company and has reviewed the following summary.

   In connection with the Fairness Opinion, Ferris, Baker Watts reviewed, among other things:

         o  the proposed reverse stock split;

         o annual reports on form 10-K for the fiscal years 1993 through 1997;

         o quarterly reports on form 10-Q for the first three quarters of the fiscal years 1993 through 1998; and

         o projected financial results for fiscal years 1998 through 2003 provided by management of the Company and approved by the Board.

   Ferris, Baker Watts also held discussions with management of the Company regarding its past and current business operations, financial condition and future prospects. Ferris, Baker Watts reviewed the reported price and trading activity of the Company's Common Stock, compared certain financial and stock market information concerning the Company with similar information for other parts manufacturers supplying the automotive industry, the securities of which are publicly traded, and performed other studies and analyses which Ferris, Baker Watts deemed appropriate.

   Ferris, Baker Watts assumed and relied upon the accuracy and completeness of all financial and other information reviewed for the purposes of the Fairness Opinion, whether publicly available or provided to Ferris, Baker Watts by the Company and did not independently verify any such information or make an independent evaluation or appraisal of the assets or liabilities of the Company.

   The preparation of a fairness opinion involves determinations as to the appropriate and relevant methods of financial analysis and, therefore, reference should be made to the Fairness Opinion in its entirety and not to a summary description. In performing its analysis, Ferris, Baker Watts made numerous assumptions with respect to industry performance, business and economic condition and other matters, many of which are beyond the control of the Company. The analyses performed by Ferris, Baker Watts are not necessarily indicative of future results and do not purport to be appraisals or to reflect prices at which businesses may actually be sold. The following paragraphs summarize all material analyses performed by Ferris, Baker Watts.

   Valuation Methodologies. Ferris, Baker Watts considered several methods to evaluate the value of the Company, including: (i) the discounted future free cash flow of the Company, and (ii) the earnings and book multiple comparisons to publicly traded companies engaged in parts manufacturing supplying the automotive industry. Ferris, Baker Watts also considered the market value of the Company's shares of Common Stock as well as its trading history.

   The discounted future free cash flow analysis ascribes value only to the cash flows that can ultimately be taken out of the business. These free cash flows are then discounted to the present at the firm's weighted average cost of capital. The weighted average cost of capital can be described as the average price a company must pay to attract both debt and equity to properly capitalize its growth. These series of cash flows, when discounted to the present and after subtracting claims by debt holders and others, represent the economic value of a company to its shareholders. This method of valuation depends upon the accuracy of the financial projections. Ferris, Baker Watts assumed that such projections were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and judgments as to the Company's expected future financial performance.

   The earnings and book multiple comparison analysis examines the operating earnings, net income (both historical and projected), revenue and book value multiples. From these results, implied equity can be determined.

   From these analyses, Ferris, Baker Watts determined that (i) the consideration to be received by the shareholders for the fractional shares of New Common Stock was fair from a financial point of view, and (ii) the goal of the reverse stock split could be accomplished at minimal cost and would not have an adverse impact on the Company.

   The Fairness Opinion relates only to whether the consideration to be received by the holders of fractional shares of New Common Stock is fair from a financial point of view and does not constitute a recommendation to any stockholder of the Company as to how such stockholders should vote with respect to the reverse stock split.

The Company

   The Company, a Maryland corporation, is a designer, manufacturer and supplier of windshield and rear window washer nozzles for passenger cars and light trucks in North America. The Company also designs, manufactures and sells defroster nozzles for a limited number of these same light vehicles. The address of the Company is 6625 Dobbin Road, Columbia, Maryland 21045-4707.

   The controlling stockholders, directors and executive officers of the Company are identified on Exhibit 2 to this statement, together with certain additional information bout such persons.

   On December 8, 1998, the Board adopted a resolution authorizing the submission to the vote of the stockholders of the Company of a proposed amendment to the Articles of Incorporation of the Company under which all outstanding shares of Old Common Stock will be subject to a reverse stock split at the ratio of 1,000 shares of Old Common Stock to 1 share of New Common Stock. A copy of the proposed amendment to the Company's Articles of Incorporation (the "Proposed Amendment") and the resolutions adopted by the Board is attached to this Information Statement as Exhibit 3.

   The Company expects to submit the Proposed Amendment to the stockholders of the Company at a special meeting expected to be held at 9:30 a.m. on ________, 1999, at 6625 Dobbin Road, Columbia, Maryland.

   Payment of Purchase Price; Effect on Company. The purchase price of fractional shares of New Common Stock will be paid from available funds of the Company, which is expected to result in a use of cash in the expected amount of $242,600 and a reduction in shareholders' equity in the same amount.

   John E. Searle, Jr., resigned as a member of the Board effective on December 8, 1998, following the meeting of the Board of Directors on that date, resulting in a vacancy on the Board. Mr. Searle's resignation is not related to the proposed reverse stock split.

   The Company does not expect that any material change in the present dividend rate or policy or indebtedness of the Company will occur as a result of the reverse stock split. A change in the Company's capitalization will not occur as a result of the change in par value of the New Common Stock.

   Certain Ownership Interests in Securities of the Company. As of October 15, 1998, the record and beneficial ownership (except for beneficial ownership disclaimed as set forth in applicable footnotes) of the Company's Common Stock, the percentage of the total number of issued and outstanding Common Stock, and the number of shares of Common Stock which such person has a right to acquire, together with any pension plan, profit or similar plan, and by each executive officer, director, and each controlling stockholder are as follows:

---------------------------------------------------------------------------
                                                  No. Shares   Percentage
         Name                   Position              (1)         (1)
---------------------------------------------------------------------------
William Ewing, III     Chairman of the Board of   437,329 (2)
                       Directors, Controlling   9,077,468 (3)          3.4
                       Person                                         71.6
---------------------------------------------------------------------------
Ronald D. Stouffer     President, Chief
                       Executive Officer,
                       Director                       129,431          1.1
---------------------------------------------------------------------------
Eric W. Koehler        Executive Vice President,
                       Director
---------------------------------------------------------------------------
John E. Searle, Jr.    Director                        20,000           .2
---------------------------------------------------------------------------
David C. Dressler      Director                        20,000           .2
---------------------------------------------------------------------------
James T. Parkinson,    Director, Controlling
III (4)                Person                       1,176,849          9.3
---------------------------------------------------------------------------
Frederic Ewing, II     Director, Controlling      390,827 (5)          3.1
                       Person                     344,540 (6)          2.7
---------------------------------------------------------------------------
Melvyn J. L. Clough    Vice President, Operations
---------------------------------------------------------------------------
Richard W. Hess        Vice President,
                       Automotive Products
                       Engineering                      5,000           .1
---------------------------------------------------------------------------
Eleanor M. Kupris      Secretary and Vice
                       President, Administration       38,040           .3
---------------------------------------------------------------------------
David A. Quinn         Vice President, Finance
                       and Treasurer                   21,000           .2
---------------------------------------------------------------------------
Dharapuram N. Srinath  Vice President, Advanced
                       Engineering                      6,500           .1
---------------------------------------------------------------------------
Arlene M. Hardy        Corporate Controller
---------------------------------------------------------------------------

      Notes:

         1. Excludes Preferred Stock.
         2. For own account, including 53,320 shares held by Mr. Ewing's children for which he holds a power of attorney.
         3. Owned by trusts of which Mr. Ewing is a trustee or owned by other individuals for which he holds their powers of attorney.
         4. As trustee of trusts established under the will of Arthur Choate.
         5. For own account.
         6. As trustee for two trusts.



   No transactions in any shares of the Common Stock of the Company were effected during the 60 days immediately preceding the date of this Schedule 13E-3 by the Company or by any of the persons named in paragraph (a) of this Item.

   Contracts, Arrangements or Understandings with Respect to the Company's Securities. There are no contracts, arrangements, understandings or relationships between the Company or the persons listed above and any other person in connection with the proposed reverse stock split concerning the transfer or voting of the Company's Common Stock or Preferred Stock, joint ventures, loan or option arrangements, puts or calls, guaranties or the giving or withholding of proxies, consents or other authorizations.

The Company's Common Stock

   As of October 15, 1998, 12,684,071 shares of the Common Stock were outstanding and held of record by approximately 430 persons. The Common Stock of the Company is traded in the "over-the-counter" market and is quoted on the NASD OTC Bulletin Board; symbol BOWE. The Company also has outstanding shares of Preferred Stock, which are unregistered and are not publicly traded.

   The high and low bid and asked prices of the Common Stock over the last two fiscal years are listed below:


                                     Bid                        Asked
                           ------------------------      ---------------------
   FY                      High         Low              High       Low

1998      1st Quarter       1 3/4       1 1/4             2 1/16      1 3/8

          2nd Quarter       1 3/4       1 1/16            2 1/2       1 3/8

          3rd Quarter       1 3/4       1                 2           1 3/8

          4th Quarter       1 1/32      23/32             1 1/2       1 1/8


1997      1st Quarter       1 3/8       13/16             1 5/8       1 1/4
          2nd Quarter       1 3/8       5/8               1 9/16      3/4
          3rd Quarter       13/16       7/16              7/8         9/16
          4th Quarter       3 1/8       3/4               3 1/2       7/8

   Note: The above quotes represent prices between dealers and do not include retail mark-up, mark-down, or commissions. They do not represent actual transactions.

   The Company has never paid cash dividends on its Common Stock. Payment of dividends on Common Stock is within the discretion of the Board and will depend, among other factors, on earnings, capital requirements, and the operating financial condition of the Company.

   The Company has not purchased any of its securities within its past two full fiscal years.

   Terms of the Proposed Reverse Stock Split. The Company proposes, subject to stockholder approval, an amendment to the Company's Articles of Incorporation which would decrease the number of shares of Common Stock outstanding by means of a reverse stock split in the ratio of 1,000 shares of "Old Common Stock" to 1 share of "New Common Stock". As used herein, the term "Old Common Stock" refers to the Common Stock before the proposed reverse stock split and the term "New Common Stock" refers to the Common Stock following the proposed reverse stock split. The par value of the New Common Stock would be adjusted accordingly from $0.10 per share of Old Common Stock to $100 per share of New Common Stock. If the proposed amendment to the Articles of Incorporation is approved by the stockholders, as a result of the proposed reverse stock split, the total authorized shares of Common Stock will be reduced from 17,000,000 shares to 17,000 shares.

   Following the reverse stock split, no fractional shares will be authorized and any fractional shares will be purchased from holders thereof at the rate of $1,250 per share of New Common Stock (i.e., post split). All holders of Common Stock will be treated identically in connection with the reverse stock split, in that all fractional shares of New Common Stock will be purchased at the rate of $1,250 per share of New Common Stock.

   Following the reverse stock split and purchase of resulting fractional shares of New Common Stock, it is expected that the number of shareholders of the Company's Common Stock will be reduced from approximately 430 (as of October 15,
1998) to less than 200. The number of holders of the Company's Preferred Stock will remain unchanged at approximately 18. As a result of the reduction in number of shareholders below 300, the Company intends to suspend its obligation to file periodic reports with the Securities and Exchange Commission pursuant to section 15(d) of the Exchange Act of 1934.

   Source and Amounts of Funds or Other Consideration. The Company expects to spend its own funds to purchase fractional shares of the New Common Stock following the reverse stock split. The Company anticipates that as a result of the reverse stock split, there will be approximately 194.077 aggregate fractional shares of the New Common Stock to be purchased by the Company. The expected aggregate purchase price of such shares is $242,600 (assuming 194 aggregate shares of New Common Stock to be purchased), based upon the purchase price of $1,250 per share of New Common Stock. Such price per share was determined based upon the report of Ferris Baker Watts as to value of the Common Stock of the Company which report is further described in this Information Statement.

   Costs and Expenses of Transaction. The following is a statement of all expenses incurred or estimated to be incurred in connection with the going private transaction. The Company will be responsible for paying any or all of such expenses.

Filing Fees                  $   49
Legal Fees                  100,000
Accounting Fees               2,000
Appraisal Fees               65,000
Solicitation Expenses             0
Printing Costs                2,000
                       ------------
Total                     $ 169,049

   All of the foregoing expenses and purchase price of fractional shares of New Common Stock are expected to be paid from the available funds of the Company.

   Present Intention and Recommendation of Certain Persons with Regard to the Transaction. Based upon inquiry by the Company, no executive officer, director or affiliate of the Company or any person enumerated in Exhibit 2 to this Information Statement presently intends to tender or sell any of the Company's Common Stock owned or held by such person, except with respect to fractional shares of New Common Stock to be purchased by the Company following the reverse stock split. Each of the persons enumerated in Exhibit 2 presently intends to vote all shares of the Common Stock held by such person and with respect to which such person holds proxies, in favor of the proposed amendment to the Articles of Incorporation of the Company, as described above.

   As described above, all of the persons enumerated in Exhibit 2 to this Information Statement who are directors of the Company and all members of the Special Committee voted in favor of the proposed amendment to the Company's Articles of Incorporation. Based upon inquiry by the Company, except as stated in the preceding sentence, none of the persons named in Exhibit 2 to this Information Statement has made a recommendation in support of or opposed to the proposed amendment to the Company's Articles of Incorporation.

   Persons and Assets Employed, Retained or Utilized to Promote Reverse Stock Split. No officer, employee, class of employees or corporate asset of the Company (excluding corporate assets which are proposed to be used as consideration for purchases of securities or payment of expenses as disclosed in this Information Statement) has been or is proposed to be employed by the Company or any affiliate in connection with the proposed amendment and reverse stock split described in this Information Statement.

   No person has been employed, retained or is to be compensated by the Company, or by any person on behalf of the Company, to make solicitations or recommendations in connection with the proposed amendment and reverse stock split described in this Information Statement.

   Anticipated Approval of Proposed Amendment. It is expected that the owners of more than the necessary two-thirds of the shares of Common Stock and Preferred Stock entitled to vote on the proposed amendment to the Company's Articles of Incorporation (including, without limitation, all shares owned by the persons listed on Exhibit 2 and any shares controlled by them) will vote in favor of such amendment, and, accordingly that such amendment will receive the necessary approval from stockholders entitled to vote on the question. Upon receipt of stockholder approval, the Company expects to move quickly to implement the proposed amendment to the Company's Articles of Incorporation and the reverse stock split authorized by such amendment.

Financial Information

   Audited financial statements for fiscal years 1996 and 1997 filed with the Company's most recent Annual Report under Sections 13 and 15(d) of the Securities Exchange Act of 1934 are attached hereto as Exhibit 4. The Company's audited financial statement for fiscal year 1998 is attached hereto as Exhibit 5.

   The ratio of earnings to fixed charges for the two most recent fiscal years were not determined as there were no debt instruments or fixed charges for either of these two years.

   The book value per share as of the fiscal year ended October 25, 1997, was $0.60, and as of the end of the third fiscal quarter of 1998 (July 25, 1998), was $0.66.

   Pro forma data disclosing the effect of the reverse stock split and buyback of fractional shares on (1) the Company's balance sheet as of the most recent fiscal year end is attached as Exhibit 6; and (2) the Company's statement of income, earnings per share amounts, and ratio of earnings to fixed charges for the most recent fiscal year end is attached as Exhibit 7.

   The Company's book value per share as of the fiscal year ended October 25, 1997, taking into account the effect of the reverse stock split and buyback of fractional shares was $589.41 per share of New Common Stock, and as of the end of the third fiscal quarter of 1998 (July 25, 1998), taking into account the effect of the reverse stock split and buyback of fractional shares, was $654.44 per share of New Common Stock.

Exhibits

   1. Fairness Opinion of Ferris, Baker Watts, dated December 8, 1998
   2. Identity  and  Background  of  Directors,   Executive  Officers  and
      Controlling Persons of the Company
   3. Proposed Amendment to the Company's Articles of Incorporation and Resolutions adopted by the Board of Directors on December 8, 1998

   4. Audited Financial Statements for the Fiscal Years Ending October 25, 1997, Filed with the Company's Most Recent Annual Report Under Sections 13 and 15(d) of the Securities Exchange Act of 1934
   5. Audited Financial Statements for the Fiscal Year Ending October 31, 1998
   6. Pro Forma Data Disclosing the Effect of the Reverse Stock Split and Buyback of Fractional Shares on the Company's Balance Sheet as of the Most Recent Fiscal Year End
   7. Pro Forma Data Disclosing the Effect of the Reverse Stock Split and Buyback of Fractional Shares on the Company's Statement of Income, Earnings Per Share Amounts, and Ratio Of Earnings to Fixed Charges for the Most Recent Fiscal Year End

                                                                       EXHIBIT 1

         Fairness Opinion of Ferris, Baker Watts, dated December 8, 1998






                                                                December 8, 1998

The Board of Directors
Bowles Fluidics Corporation
6625 Dobbin Road
Columbia, MD  21045

Gentlemen:

      Bowles Fluidics Corporation ("Bowles" or the "Company") has requested a review of the proposed transaction (the "Transaction") involving the reverse split of its common stock and the subsequent repurchase by the Company of fractional shares created through the Transaction. Specifically, you have requested a review of the financial consideration to be received by the shareholders who will have their fractional shares repurchased in the Transaction. We were retained by the Board of Directors and commenced our investigation of the Transaction on June 23, 1998.

      Pursuant to the Transaction, the Company will effect a one for 1,000 reverse split of its common stock. Shareholders holding fractional shares shall have their shares repurchased by the Company for $1.25 per pre-split share.

      In connection with the opinion, we have reviewed, among other things, (i) the proposed Transaction, (ii) historical operating results of the Company,
(iii) internally prepared projections of the Company, and (iv) the historical trading performance of the Company's stock. We have held discussions with the members of the management of the Company regarding the past and current business operations as well as the future prospects of the Company. We have reviewed industry specific data regarding the valuation of publicly traded companies in the automotive supplier market as well as other such information as we consider appropriate.

      In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion whether publicly available or provided to us by the Company or representatives of the Company, and we have not assumed any responsibility for independent verification of such information. We express no opinion as to the allocation to be received by holders of interests who may perfect dissenters' statutory fair appraisal remedies. Based upon the foregoing and based upon other such matters that we consider relevant, it is our opinion that the consideration to be received by the shareholders of the Company as a result of the Transaction is fair from a financial point of view as of the date hereof.

                                 Exhibit 1 - 1

      Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of December 8, 1998. Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how the stockholder should vote at the stockholder's meeting held in connection with the Transaction. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.


                                Very truly yours,


                                Ferris, Baker Watts, Incorporated






                                 Exhibit 1 - 2

                                                                       EXHIBIT 2

             Identity and Background of Directors, Executive Officers
                      and Controlling Persons of the Company



-------------------------------------------------------------------------------------------
                                                                 Occupation or Employment
       Name               Position         Present Occupation     during Past Five Years
-------------------------------------------------------------------------------------------
William Ewing, III                       Chairman of the Board
                                         Bowles Fluidics
                                         Corporation
                                         6625 Dobbin Road
                                         Columbia, Maryland
                                         21045-4707
                                                                 Vice President and
                                         Chairman of the Board   Treasurer, 1995-1997
                                         Vacuum Instruments      Reeves Industries, Inc.
                                         Corp.                   101 Merritt
                    Chairman of the      2099 9th Ave.           P. O. Box 5063
                    Board of Directors,  Ronkonoma, NY 11779     Norwalk, CT
                    1996 - present,
                    Controlling Person   Chairman of the Board   Managing Director,
                                         Actronics Inc.          1992-1994
                    Director, 1985 -     166 Bear Hill Road      Chemical Bank
                    present              Waltham, MA 02154       New York, New York
-------------------------------------------------------------------------------------------
Ronald D. Stouffer  President, 1994 -
                    present
                    Chief Executive
                    Officer, 1994 -      President and Chief     Executive Vice
                    present              Executive Officer       President, 1982 to 1994
                    Director, 1978 -     Bowles Fluidics         Bowles Fluidics
                    present              Corporation             Corporation
-------------------------------------------------------------------------------------------
Eric W. Koehler     Executive Vice                               Vice President,
                    President, 1997 -                            Marketing, 1994 - 1997
                    present              Executive Vice          Director of Marketing,
                                         President               1990-1994
                    Director, 1997 -     Bowles Fluidics         Bowles Fluidics
                    present              Corporation             Corporation
-------------------------------------------------------------------------------------------
John E. Searle, Jr. Director             Retired
-------------------------------------------------------------------------------------------
David C. Dressler   Director             Retired
-------------------------------------------------------------------------------------------
Neil Ruddock                             President, N. T.
                                         Ruddock Co.
                                         President, National
                                         Metal Abrasives Co.
                    Director, 1998 -     26123 Broadway Ave.
                    present              Cleveland, Ohio 44146
-------------------------------------------------------------------------------------------
James T.                                 Self Employed;
Parkinson, III      Director,            Investment Management
                    Controlling Person,  P. O. Box 2247
                    1998 - present       Middleburg, VA 20118
-------------------------------------------------------------------------------------------
Frederic Ewing, II                       President
                                         Vacuum Instrument Corp.
                    Director,            2099 9th Avenue
                    Controlling Person   Ronkonoma, NY 11779
-------------------------------------------------------------------------------------------
Melvyn J. L.                                                     Engineering Manager,
Clough*                                  Vice President,         1992-1995
                    Vice President,      Operations              A. Raymond, Inc.
                    Operations, 1995 -   Bowles Fluidics         3091 Research Dr.
                    present              Corporation             Rochester Hills, Michigan
-------------------------------------------------------------------------------------------


                                 Exhibit 2 - 1

-------------------------------------------------------------------------------------------
                                                                 Occupation or Employment
       Name               Position         Present Occupation     during Past Five Years
-------------------------------------------------------------------------------------------
Richard W. Hess                          Vice President,
                                         Automotive Products
                    Vice President,      Engineering, 1998 -     Vice President,
                    Automotive Products  present                 Engineering, 1992 - 1998,
                    Engineering, 1998 -  Bowles Fluidics         Bowles Fluidics
                    present              Corporation             Corporation
-------------------------------------------------------------------------------------------
Eleanor M. Kupris                        Corporate Secretary,
                                         March 1992 - present
                                         Vice President,
                    Secretary and Vice   Administration, since
                    President,           1982 - present
                    Administration,      Bowles Fluidics
                    1982 - present       Corporation
-------------------------------------------------------------------------------------------
David A. Quinn                           Vice President,         Chief Financial Officer,
                    Vice President,      Finance and Treasurer,  1991-1993
                    Finance, and         1993 - present          Bruning Paint Company
                    Treasurer, 1993 -    Bowles Fluidics         301 South Haven Street
                    present              Corporation             Baltimore, MD 21224
-------------------------------------------------------------------------------------------
Dharapuram N.                                                    Vice President, Quality
Srinath**                                                        Assurance, 1995 - 1998
                                         Vice President,         Director of Quality
                    Vice President,      Advanced Engineering,   Assurance and Product
                    Advanced             1998 - present          Reliability, 1992-1995
                    Engineering, 1998 -  Bowles Fluidics         Bowles Fluidics
                    present              Corporation             Corporation
-------------------------------------------------------------------------------------------
Arlene M. Hardy                          Corporate Controller,
                    Corporate            1990 - present
                    Controller, 1990 -   Bowles Fluidics
                    present              Corporation
-------------------------------------------------------------------------------------------


*   Citizen of the United Kingdom.
**  Citizen of India.


                                 Exhibit 2 - 2

                                                                       EXHIBIT 3

        Proposed Amendment to the Company's Articles of Incorporation and
         Resolution Adopted by the Board of Directors on December 8, 1998


Article FOURTH of the Articles of Incorporation of the Corporation is hereby amended by:

1. Cancelling the first two paragraphs thereof and inserting the following in its place:

      FOURTH: The total number of shares of all classes of stock the Corporation has authority to issue is Three Million Seventeen Thousand (3,017,000) shares divided into Three Million (3,000,000) shares of cumulative, convertible Preferred Stock of a par value of One Dollar ($1.00) each and Seventeen Thousand (17,000) shares of Common Stock of a par value of One Hundred Dollars ($100) each.

      The Aggregate par value of all shares having par value of all classes is Four Million Seven Hundred Thousand Dollars ($4,700,000).

2. Cancelling the paragraph immediately following the caption "Voting Rights" and inserting the following in its place:

      The Common Stock shall have one (1) vote per share and the Preferred Stock shall have one-two hundred fiftieth (1/250) vote per share. Except to the extent otherwise provided in the Articles of Incorporation or provided by the laws of the State of Maryland, the Common Stock and the Preferred Stock shall vote as a single class.

3. Cancelling the paragraph following the caption "Conversion" and inserting the following in its place:

      The cumulative Preferred Stock of the Corporation of One Dollar ($1.00) par value, may at the option of the holder thereof, at any time dividends are current be converted into Common Stock of the Corporation of One Hundred Dollars ($100) par value upon the following terms:

                  (1) Any holder of any of the convertible Preferred shares
            desiring to avail himself of the option for conversion of his stock as herein provided, shall, deliver, duly endorsed in blank, the certificate or certificates representing the stock to be converted to the Secretary of the Corporation at the Corporation Office and at the same time, notify the Secretary in writing over his signature that he desires to convert his stock into Common Stock of One Hundred Dollars ($100) par value pursuant to these provisions.

                  (2) Upon receipt by the Secretary of a certificate or
            certificates representing shares of convertible Preferred Stock and a

                                 Exhibit 3 - 1
            notice that the holder thereof desired to convert the same, the Corporation shall forthwith cause to be issued to the holder of the convertible Preferred shares surrendering the same, one-two hundred fiftieth (1/250) share of Common Stock for each share of convertible Preferred Stock surrendered, and shall deliver to such holder a certificate in due form for such Common Stock.








                                 Exhibit 3 - 2

                                                                       Exhibit 4

    Audited Financial Statements for the Fiscal Years Ending October 26, 1996,
     and October 25, 1997, Filed with the Company's Most Recent Annual Report
        Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                        REPORT OF INDEPENDENT ACCOUNTANTS





To the Board of Directors and Stockholders
      Bowles Fluidics Corporation


   We have audited the accompanying consolidated balance sheets of Bowles Fluidics Corporation as of October 25, 1997, and October 26, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three fiscal years in the period ended October 25, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bowles Fluidics Corporation as of October 25, 1997, and October 26, 1996, and the results of its operations and its cash flows for each of the three fiscal years in the period ended October 25, 1997, in conformity with generally accepted accounting principles.



                                     Coopers & Lybrand L.L.P.



Baltimore, Maryland
December 19, 1997



                                 Exhibit 4 - 1

BOWLES FLUIDICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME



                                             For the Years Ended

                                 October 25,     October 26,    October 28,
                                    1997            1996            1995
                                    ----            ----            ----
Net sales                       $18,842,673     $18,128,274     $16,972,876

   Cost of sales                 13,065,374      11,996,305      10,852,940
                                 ----------      ----------      ----------

Gross profit                      5,777,299       6,131,969       6,119,936

   Selling, general and
     administrative expenses      3,094,769       3,643,128       2,609,911
   Research and development
     costs                        1,005,183       1,175,890         636,970
                                 ----------      ----------     -----------

Operating income                  1,677,347       1,312,951       2,873,055

   Interest income                  117,541          89,401          90,155
   Other income (expense), net        4,555         (11,417)        (30,433)
                                ------------     ------------    ------------

Income before taxes               1,799,443       1,390,935       2,932,777

   Provision for income taxes       657,420         506,629       1,148,902
                                -----------     -----------      ----------

Net income                        1,142,023         884,306       1,783,875

   Preferred stock dividends
     accrued                        (74,646)        (74,645)        (74,648)
                                ------------    -----------     -----------

Income applicable to common
   shareholders                 $ 1,067,377     $    809,661    $ 1,709,227
                                  =========      ===========      ==========

Primary earnings per share      $       .08     $        .06    $       .13
                                   ========      ===========     ===========

Fully diluted earnings per
share                           $       .07     $        .05    $       .11
                                  =========      ===========     ===========

The accompanying notes are an integral part of these financial statements.






                                 Exhibit 4 - 2

BOWLES FLUIDICS CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                   October 25,    October 26,
                                                       1997           1996
                                                       ----           ----
ASSETS
Current
   Cash and cash equivalents                       $  755,525      $1,287,110
   Investments available for sale                   1,563,121         577,837
   Accounts receivable                              3,112,063       2,775,658
   Inventories                                      2,130,615       1,986,065
   Other current assets                               634,037         556,525
                                                   ----------      -----------

     Total current assets                           8,195,361       7,183,195
                                                   ----------      ----------

Property and equipment, net                         3,494,335       3,428,765

Other assets                                           95,005         107,892
                                                   ----------      -----------

Total assets                                      $11,784,701     $10,719,852
                                                   ==========      ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current
   Accounts payable - trade                        $1,122,437      $1,104,511
   Accrued expenses                                 1,609,807       1,389,356
   Income taxes payable                                48,162          40,000
                                                   ----------      ----------

     Total current liabilities                      2,780,406       2,533,867

Other liabilities                                     492,866         746,433
                                                   -----------     ----------

Total liabilities                                   3,273,272       3,280,300
                                                   ----------      ----------

Commitments and contingencies

Stockholders' equity
   8% Convertible preferred stock                     933,080         933,080
   Common stock                                     1,264,001       1,261,001
   Additional paid-in capital                       2,728,083       2,726,583
   Retained earnings
     ($2,407,467 deficit eliminated at
10/29/94) Note 6                                    3,586,265       2,518,888
                                                   ----------      ----------

Total stockholders' equity                          8,511,429       7,439,552
                                                   ----------      ----------

Total liabilities and stockholders' equity         $11,784,701     $10,719,852
                                                   ===========     ===========


The accompanying notes are an integral part of these financial statements.




                                 Exhibit 4 - 3


BOWLES FLUIDICS CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                            Preferred Stock        Common Stock      Additional

                                           Shares               Shares      Amount    Paid-in      Retained
                                    Total (000's)    Amount    (000's)                Capital     Earnings
                                    -------------    ------    -------                -------     --------

Balance October 29, 1994      $4,907,664    933     $933,080   12,590   $1,259,001  $2,715,583     $  --

Stock options exercised           13,000                           20        2,000      11,000

Preferred stock dividends        (74,648)                                                            (74,648)

Net income                     1,783,875                                                           1,783,875
                              ----------     ---     -------    -----     -------     --------     ---------

Balance October 28, 1995       6,629,891    933      933,080   12,610   1,261,001    2,726,583     1,709,227

Preferred stock dividends        (74,645)                                                            (74,645)

Net income                       884,306                                                             884,306
                              ----------     ---     -------    -----     -------     --------    ----------

Balance October 26, 1996       7,439,552    933      933,080   12,610   1,261,001    2,726,583     2,518,888

Stock options exercised            4,500                           30       3,000        1,500

Preferred stock dividends        (74,646)                                                            (74,646)

Net income                     1,142,023                                                           1,142,023
                               ---------     ---     -------    -----     -------     --------     ---------

Balance October 25, 1997      $8,511,429    933     $933,080   12,640   $1,264,001  $2,728,083    $3,586,265
                               =========    ===      =======   ======    =========   =========     =========



The accompanying notes are an integral part of these financial statements.




                                 Exhibit 4 - 4

BOWLES FLUIDICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                  For the Years Ended

                                        October 25,  October 26,  October 28,
                                              1997         1996         1995
                                              ----         ----         ----
Cash flows from operating activities:
   Net income                            $1,142,023   $  884,306   $1,783,875
     Adjustments to reconcile net
income
     provided by operating activities:
       Depreciation and amortization        960,346      750,449      661,024
       Deferred income taxes                  5,900     (241,315)     (36,500)
       (Gain)/Loss on disposal of
assets                                       21,089        3,088       (2,267)
       Accretion of interest on
investments                                 (45,269)     (31,659)     (14,125)
                                         ----------   ----------   ----------
                                          2,084,089    1,364,869    2,392,007
                                          ---------    ---------    ---------
     Change in operating accounts:
       Accounts receivable                 (336,405)     (14,264)    (844,509)
       Inventories                         (144,550)     (86,719)    (202,846)
       Other assets                         (86,758)    (122,381)    (111,535)
       Accounts payable                      17,926      109,090      (70,656)
       Accrued expenses                    (189,549)     537,235       57,314
       Income taxes payable                   8,162      (71,441)    (431,715)
       Other liabilities                    156,433      428,049       63,150
                                          ---------   ----------   -----------
                                           (574,741)     779,569   (1,540,797)
                                          ---------   ----------    ---------
Net cash provided by operating
activities:                               1,509,348    2,144,438      851,210
                                          ---------    ---------   ----------

Cash flows from investing activities:
   Capital expenditures                  (1,027,780)  (1,321,331)    (962,597)
   Purchase of investments               (1,540,015)    (566,664)  (1,143,566)
   Patents and trademarks                    (4,433)        --        (32,556)
   Proceeds from sale of equipment            1,441         --         31,025
   Proceeds from sale of investments        600,000      700,000      962,985
                                         ----------   ----------   ----------
Net cash used in investing activities    (1,970,787)  (1,187,995)  (1,144,709)
                                          ---------    ---------    ---------

Cash flows from financing activities:
   Principal payment of debt                   --       (271,669)    (525,102)
   Preferred stock dividends                (74,646)     (74,645)     (74,648)
   Proceeds from issuance of common                     --------
    stock                                     4,500        --          13,000
                                         ----------- -----------   ----------
Net cash used by financing activities       (70,146)    (346,314)    (586,750)
                                         ----------   ----------   ----------

Net increase(decrease) in cash and cash
equivalents                                (531,585)     610,129     (880,249)

Cash and cash equivalents:
   - Beginning of period                  1,287,110      676,981    1,557,230
                                          ---------   ----------    ---------
   - End of period                       $  755,525   $1,287,110   $  676,981
                                          ==========   =========     ========

The accompanying notes are an integral part of these financial statements.

                                 Exhibit 4 - 5

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies

   General. The Company and its wholly owned subsidiary, Fluid Effects Corporation, operate on a 52/53-week fiscal year which ends on the last Saturday of October. All years presented are 52 weeks. Assets and liabilities, and revenues and expenses, are recognized on the accrual basis of accounting.

   Cash Equivalents. Cash equivalents are highly liquid investments with original maturities of 90 days or less.

   Investments. Investments, which are available for sale, consist of U.S. Treasury bills with original maturities over 90 days, but not greater than 365 days, and are carried at cost plus accrued interest, which approximates market.

   Inventory Pricing. Inventories are carried at the lower of cost (first-in, first-out) or market.

   Property, Equipment and Depreciation. The cost of property and equipment is depreciated over the estimated useful life of the related assets. Depreciation is computed on the straight-line method for all assets based on the following estimated lives:
                                                   Years
                                                   -----

         Production machinery and equipment         3-10
         Office furniture and equipment             5-7
         Laboratory and machine shop equipment      3-10
         Leasehold improvements                     lease term

      Depreciation expense for the fiscal years ended 1997, 1996, and 1995 was $939,678, $711,282, and $612,294 respectively.

   Patents. Costs associated with obtaining United States patents are capitalized and amortized using the straight-line method over the life of the patent beginning with the date of issue or date of filing the application. The Company initially charges all costs associated with the acquisition of U.S. and foreign patents to expense, then capitalizes those costs related to U.S. patents upon issuance of those patents.

      Management reviews all of the patent costs and writes off any patents which are considered to be of no foreseeable economic benefit to the Company. The Company recognizes income from patent licenses in accordance with the respective payment terms of each license agreement.


                                 Exhibit 4 - 6

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. (continued)

   Income Taxes. The Company uses the asset and liability method for accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities.

   Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Reclassifications. Certain 1995 and 1996 amounts have been reclassified to conform to the 1997 presentation.

   Concentrations of Credit Risk. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and cash investments. The Company's customer base includes the significant U.S. automotive manufacturers and a large number of automotive parts suppliers. The Company does not require collateral for its trade accounts receivable. However, the Company's credit evaluation process, reasonably short collection terms, and the geographical dispersion of sales transactions help to mitigate any concentration of credit risk. The Company also has cash investment policies that limit the amount of credit exposure to any one financial institution and require placement of investments in financial institutions evaluated as highly creditworthy.


2. Inventories

      Inventories are comprised of:


                                        1997           1996
                                    ---------      --------
Raw material                       $  620,567     $  678,494
Work and tooling in progress        1,016,845        242,369
Finished goods                        493,203      1,065,202
                                     --------      ---------
     Total                         $2,130,615     $1,986,065
                                    =========      =========



                                 Exhibit 4 - 7

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3. Property and Equipment, net

      Property and Equipment, net, is comprised of:


                                               1997          1996
                                           ---------     --------
Production machinery and equipment        $4,946,390    $4,397,018
Office furniture and equipment             2,321,844     1,992,152
Laboratory and machine shop equipment      1,428,516     1,395,837
Leasehold improvements                       812,120       796,928
                                          ----------      --------
     Total property and equipment          9,508,870     8,581,935
Less accumulated depreciation             (6,014,535)   (5,153,170)
     Property and equipment, net          $3,494,335    $3,428,765
                                           =========     =========


4. Line of Credit

      In May 1996, the Company entered into a fourth amended and restated agreement with Mercantile-Safe Deposit & Trust Company to reaffirm and extend its $1,000,000 line of credit until May 8, 1997, on an unsecured basis. At the Company's request and the Bank's discretion the line of credit was extended until May 8, 1998, and may be reaffirmed each year thereafter. The interest rate is Mercantile's prime rate, floating, which was 8-1/2% as of October 25, 1997. In addition, a 3/8% annual fee is assessed on the unused portion of this credit facility. Advances on the line of credit are limited to 85% of eligible accounts receivable and 40% of finished goods inventory. No amount was outstanding on this credit line at October 25, 1997, or October 26, 1996.

      In addition to the maintenance of certain financial ratios, the covenants of the fourth amended loan agreement require the Company's tangible net worth to be not less than $2,000,000 as of the close of each fiscal year.


5. Debt

      No debt was outstanding as of October 25, 1997, and October 26, 1996. In February 1996 the unpaid balance of the then outstanding loan from Mercantile-Safe Deposit & Trust Company was paid in total.

      Cash paid for interest during 1997, 1996, and 1995 was $0, $6,018, and $37,586, respectively.

                                 Exhibit 4 - 8

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. Stockholders' Equity

      The 8% convertible preferred stock of the Company at October 25, 1997, and October 26, 1996, consists of 3,000,000 authorized shares, par value $1.00 per share, with 933,080 shares issued and outstanding on both dates.

      The common stock of the Company at October 25, 1997, and October 26, 1996, consists of 17,000,000 authorized shares, par value $.10 per share. On October 25, 1997, the shares issued and outstanding were 12,640,011, whereas on October 26, 1996, they were 12,610,011.

      The Company's preferred stock provides for an annual dividend of $.08 per share from the net earnings of the Company and is cumulative only for those years in which the Company has earnings, and $1.00 per share in liquidation before any distribution can be made to holders of common stock. If any dividends payable on the preferred stock with respect to any fiscal year of the Company are not paid for any reason, the rights of the holders of the preferred stock to receive payment of such dividends shall not lapse or terminate; but unpaid dividends shall accumulate and shall be paid without interest to the holders of the preferred stock when and as authorized by the Board of Directors before any dividends shall be paid on any other class of stock.

      The Company's preferred stock may at the option of the holder, at any time dividends are current, be converted into common stock of the Company at the conversion rate of four shares of common for each share of preferred. Additionally, the preferred stock is redeemable at par in whole or in part at the option of the Board of Directors at any time the dividends are current after a period of 10 years subsequent to issue. At October 25, 1997, 683,080 shares have been outstanding for more than 10 years and dividends are current, and thus can be converted. The common stock has one (1) vote per share and the preferred stock has four (4) votes per share.

      Reserved Shares. As of and for the three fiscal years in the period ended October 25, 1997, there were 300,000 shares of common stock reserved for issuance in connection with the Company's stock option plans. None of the authorized shares of common stock are reserved for conversion of preferred stock. Under the laws of the State of Maryland, the authorization of the preferred stock in itself provides the authorization of common stock necessary for conversion.

      Quasi-reorganization. Effective October 29, 1994, the Board of Directors approved a quasi-reorganization which had the impact of eliminating the retained earnings deficit as an adjustment to additional paid-in capital.

                                 Exhibit 4 - 9

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Income Taxes

      The Company and its subsidiary file a consolidated federal income tax return and separate state income tax returns. The provision for income taxes consisted of the following:

                             1997        1996          1995
                          ---------   ---------   ---------
Federal:
   Current                 $620,131    $678,938   $1,019,525
   Deferred                  (6,100)   (222,600)     (30,100)
                          ---------     -------     --------
                            614,031     456,338      989,425
                            -------     -------      -------
State:
   Current                   43,189      68,791      164,377
   Deferred                      200    (18,500)      (4,900)
                          ----------    -------     --------
                             43,389      50,291      159,477
                           --------    --------    ---------
                           $657,420    $506,629   $1,148,902
                            =======     =======    =========

      The components of the deferred tax asset and liability for 1997 and 1996 were as follows:

                                                    1997        1996

Deferred tax assets:
   Accrued vacation and retirement programs     $  83,600    $190,300
   Non-deductible reserves                        490,600     387,100
                                                  -------     -------
      Total deferred tax assets                   574,200     577,400
                                                  -------     -------

Deferred tax liabilities:
   Property and equipment                        (303,700)   (312,800)
                                                  -------     -------
      Total deferred tax liabilities             (303,700)   (312,800)
                                                  -------     -------

      Net deferred tax assets                    $270,500    $264,600
                                                  =======     =======

       Reconciliation of the provisions for income taxes at the U.S. federal statutory rate to the effective tax expense were as follows:

                                    1997       1996          1995
                                 --------   --------    ---------

U.S. statutory income tax        $611,811   $472,918   $   997,145
State taxes, net of federal
  income tax benefit               28,637     33,711       105,255
Other, net                         16,972        --         46,502
                                 --------    -------    ----------

                                 $657,420   $506,629   $ 1,148,902
                                  =======    =======     =========

       Cash paid for income taxes was $584,000, $877,000, and $1,617,000 for 1997, 1996, and 1995, respectively.

                                 Exhibit 4 - 10

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 8.  Earnings per Share

       Primary earnings per share are based on the weighted average number of common shares and the effects of shares issuable under stock options based on the treasury stock method. Fully diluted earnings per share assumes that the preferred stock is converted to common stock at the beginning of the year.

       The number of shares used for computing primary earnings per share was 12,682,371, 12,701,898, and 12,706,408 in 1997, 1996, and 1995,
     respectively. The number of shares used in computing fully diluted earnings per share was 16,423,720, 16,473,390, and 16,445,005 in 1997, 1996, and
     1995, respectively.

       In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (FAS 128), which will require companies to present basic earnings per share (EPS) and diluted earnings per share, instead of the primary and fully diluted EPS that is currently required. The new standard requires additional informational disclosures, and also makes certain modifications to the currently applicable EPS calculations defined in Accounting Principles Board Opinion No. 15. The new standard is required to be adopted by all public companies for reporting periods ending after December 15, 1997, and will require restatement of EPS for all periods reported. Under the requirements of FAS 128, the Company's EPS would be as follows:

                             October 25,   October 26,    October 28,
                                1997          1996           1995

Basic earnings per share     $ .08         $ .06          $ .14
Diluted earnings per share     .07           .05            .11

 9.  Commitments and Contingencies

       The Company leases its facilities under non-cancelable operating leases which expire in 2004 for Columbia, Maryland, and in 2000 for Southfield, Michigan. As of October 25, 1997, minimum annual aggregate rentals are as follows:


             Year Ended                  Amount

                1998                 $   593,835
                1999                     594,831
                2000                     577,026
                2001                     561,648
                2002                     561,648
             thereafter                  842,472
                                         -------

Total minimum future rental payments  $3,731,460
                                      ==========

                                 Exhibit 4 - 11

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 9.  (continued)

       Rent expense under all leases for 1997, 1996, and 1995 was $644,008, $626,565, and $622,671, respectively.

       Management is unaware of any pending legal proceedings which would have a material adverse effect on the financial statements of the Company.


10.  Employee Benefit Plans

       On November 1, 1990, the Company adopted a defined contribution (401k) plan covering substantially all of its employees. Contributions and costs were determined by matching 50% of employee contributions up to 4% of each covered employee's earnings. As of April 1, 1994, the Company increased its matching contribution to 50% of the employee contributions up to 6% of each covered employee's earnings. The Company's contributions to the plan were $151,314, $119,640, and $101,286 in 1997, 1996, and 1995, respectively.

       The Company has agreed to retirement programs for certain former officers providing for the payment of certain retirement benefits. The unfunded present value, at a discount rate of 7.5%, of these benefits accumulated as of October 25, 1997, amounts to approximately $347,000, of which $288,000 is included in other liabilities. Expenses related to these programs were $46,476 in 1997, $44,000 in 1996, and $102,000 in 1995.


11.  Stock Options

       In May 1992, the Company adopted its key employee incentive stock option plan. Activity in the Company's incentive stock option plan was as follows:


                                           1997      1996      1995
                                         ------    ------    ------

Options outstanding, beginning of year   180,000   180,000   200,000
Options granted                             -         -         -
Options exercised                        (30,000)     -      (20,000)
Options expired                          (80,000)        -         -
                                        --------- ------------------
Options outstanding, end of year          70,000   180,000   180,000
                                        ========  ========  ========

       Options activities are at exercise prices ranging from $.15 to $.65 per share.

                                 Exhibit 4 - 12

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.  (continued)

       Statement of Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (FAS 123) became effective for the Company in 1997. As allowed by FAS 123, the Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), in accounting for its stock option plans. FAS 123 requires the Company to present pro forma information as if the Company had accounted for stock options granted since December 15, 1995, under the fair value method of FAS 123. No pro forma information has been presented by the Company as no stock options have been issued since December 15, 1995, the effective date of FAS 123.


12.  Termination of Sales Agreement

       During the fiscal year 1996, the Company accrued $760,000 ($465,400 net of income taxes) for the termination in May 1997 of the sales agreement with its manufacturer's representatives. The payments commenced in May 1997, and the current balance as of October 25, 1997, was $532,270, which is expected to be paid during fiscal year 1998.


13.  Major Customers

       Over 90% of the Company's production of nozzles is incorporated in vehicles produced by General Motors, Ford, and Chrysler, each of whom typically represents over 10% of the Company's sales volume. The Company is, therefore, substantially dependent upon the North American production requirements of these three automotive companies. In addition, the Company's customers required that a QS-9000-compliant quality system be developed and registered by an independent organization. Registration deadlines were July 1997 for Chrysler and December 1997 for General Motors. In September 1996, the Company was assessed by Underwriters Laboratories Inc., received QS-9000 certification with ISO 9001 addendum as of December 20, 1996, and has maintained that certification since then.


14.  New Accounting Pronouncements

       In 1997, the Financial Accounting Standards Board issued the following Statements of Financial Standards ("FAS"):

                                 Exhibit 4 - 13

BOWLES FLUIDICS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.  (continued)

     o FAS No. 129, Disclosure of Information about Capital Structures

       This statement becomes effective for fiscal years ending after December 15, 1997, and continues the previous requirements to disclose certain information about an entity's capital structure found in previously issued Opinions and Standards. The Company currently follows the provisions for this statement.


     o FAS No. 131, Disclosures about Segments of an Enterprise and Relative Information

       This statement becomes effective for fiscal years beginning after December 15, 1997, and changes the way public companies report information about segments of their business in their financial statements and requires them to report selected segment information in their quarterly reports to stockholders. The Company intends to adopt the disclosure requirement by this statement for the year ending October 30, 1999.






                                 Exhibit 4 - 14

BOWLES FLUIDICS CORPORATION - EXHIBIT 11
CALCULATION OF EARNINGS PER SHARE


A. PRIMARY EARNINGS PER SHARE



                                                For the Fiscal Year Ended
                                        ---------------------------------------

                                        October 25,  October 26,  October 28,
                                             1997         1996         1995
                                             ----         ----         ----

Calculation of net income:
   Net income per books                  $1,142,023   $  884,306   $1,783,875

   Less: Dividends on convertible
         preferred stock                     74,646       74,645       74,648
                                         ----------   -----------  -----------

     Net income as adjusted              $1,067,377   $  809,661   $1,709,227
                                          =========    =========    =========



Calculation of outstanding shares:
   Weighted average of common
   shares outstanding                    12,633,764   12,610,011   12,593,353

   Add: Assumed exercise of stock
        options                              48,607       91,887     113,055
                                         ------------ ------------ -----------

     Number of common shares
     outstanding adjusted                12,682,371   12,701,898   12,706,408
                                         ==========   ==========   ==========


Primary earnings per common share:       $      .08   $      .06   $      .13
                                          =========    =========    =========






                                 Exhibit 4 - 15

BOWLES FLUIDICS CORPORATION - EXHIBIT 11
CALCULATION OF EARNINGS PER SHARE (continued)


B. FULLY DILUTED EARNINGS PER SHARE




                                                For the Fiscal Year Ended
                                        ---------------------------------------

                                        October 25,  October 26,  October 28,
                                             1997         1996         1995
                                             ----         ----         ----

   Net income per books                  $1,142,023  $   884,306  $ 1,783,875
                                          =========   ==========   ==========


   Weighted average of common
   shares outstanding                    12,633,764   12,610,011   12,593,353

   Add: Assumed conversion of
        preferred stock                   3,732,320    3,732,320    3,732,320

        Assumed exercise of
        stock options                        57,636      131,059      119,332
                                         ------------ ----------   ----------

     Number of common shares
     outstanding adjusted                16,423,720   16,473,390   16,445,005
                                         ==========   ==========   ==========


   Fully diluted earnings per common
   share                                 $      .07   $      .05   $      .11
                                          =========    =========    =========


                                 Exhibit 4 - 16

                                                                       EXHIBIT 5



     Audited Financial Statement for the Fiscal Year Ending October 31, 1998




            The audited financial statement of the Company for the fiscal year ending October 31, 1998, is expected to be available shortly after January 1, 1999, and will be incorporated herein at such time.









                                 Exhibit 5 - 1

                                                                       EXHIBIT 6

   Pro Forma Data Disclosing the Effect of the Reverse Stock Split and Buyback
               of Fractional Shares on the Company's Balance Sheet
                      as of the Most Recent Fiscal Year End

                           BOWLES FLUIDICS CORPORATION
                       PRO FORMA CONSOLIDATED BALANCE SHEET


                                                  October 25, 1997
                                        ----------------------------------
                                                  Reverse Split
                                                    & Buyback
                                          Reported Adjustments  Pro Forma
                                        ----------------------------------

ASSETS
Current
    Cash and cash equivalents              $755,525 ($242,600)    $512,925
    Investments available for
      sale                                1,563,121              1,563,121
    Accounts receivable                   3,112,063              3,112,063
    Inventories                           2,130,615              2,130,615
    Other current assets                    634,037                634,037
                                        ----------------------------------

       Total current assets               8,195,361  (242,600)   7,952,761
                                        ----------------------------------

Property and equipment, net               3,494,335              3,494,335

Other assets                                 95,005                 95,005
                                        ----------------------------------

Total assets                            $11,784,701 ($242,600) $11,542,101
                                        ==================================

LIABILITIES AND STOCKHOLDERS'
EQUITY

Current
    Accounts payable - trade             $1,122,437             $1,122,437
    Accrued expenses                      1,609,807              1,609,807
    Income taxes payable                     48,162                 48,162
                                        -----------            -----------

       Total current liabilities          2,780,406              2,780,406

Other liabilities                           492,866                492,866
                                        -----------            -----------

Total liabilities                         3,273,272              3,273,272
                                        -----------            -----------

Commitments and contingencies

Stockholders' equity
    8% Convertible preferred stock          933,080                933,080
    Common stock                          1,264,001  ($19,408)   1,244,593
    Additional paid-in capital            2,728,083   (41,887)   2,686,196
    Retained earnings                     3,586,265  (181,305)   3,404,960
                                        ----------------------------------

Total stockholders' equity                8,511,429  (242,600)   8,268,829
                                        ----------------------------------

Total liabilities and
stockholders' equity                    $11,784,701 ($242,600) $11,542,101
                                        ==================================


Common stock book value                  $7,578,349 ($242,600)   7,335,749
Number of common shares
outstanding                              12,640,011(12,627,565)     12,446
    Per share                                 $0.60                $589.41



                                 Exhibit 6 - 1

                           BOWLES FLUIDICS CORPORATION
                       PRO FORMA CONSOLIDATED BALANCE SHEET


                                                  July 25, 1998
                                        ----------------------------------
                                                  Reverse Split
                                                    & Buyback
                                         Reported Adjustments   Pro Forma
                                        ----------------------------------

ASSETS

Current
    Cash and cash equivalents              $970,359 ($242,600)    $727,759
    Accounts receivable                   2,821,583              2,821,583
    Inventories                           2,992,946              2,992,946
    Other current assets                    425,689                425,689
                                        ----------------------------------

       Total current assets               7,210,577  (242,600)   6,967,977
                                        ----------------------------------

Property and equipment, net               4,312,460              4,312,460

Other assets                                 91,230                 91,230
                                        ----------------------------------

Total assets                            $11,614,267 ($242,600) $11,371,667
                                        ==================================

LIABILITIES AND STOCKHOLDERS'
EQUITY

Current
    Accounts payable - trade               $701,337               $701,337
    Accrued expenses                      1,088,139              1,088,139
                                        ----------------------------------

       Total current liabilities          1,789,476              1,789,476

Other liabilities                           474,488                474,488
                                        ----------------------------------

Total liabilities                         2,263,964              2,263,964

Commitments and contingencies

Stockholders' equity
    8% Convertible preferred
stock                                       933,080                933,080
    Common stock                          1,268,501  ($19,408)   1,249,093
    Additional paid-in capital            2,732,832   (41,887)   2,690,945
    Retained earnings                     4,415,890  (181,305)   4,234,585
                                        ----------------------------------

Total stockholders' equity                9,350,303  (242,600)   9,107,703
                                        ----------------------------------

Total liabilities and
stockholders' equity                    $11,614,267 ($242,600) $11,371,667
                                        ==================================


Common stock book value                  $8,417,223 ($242,600)  $8,174,623
Number of common shares
outstanding                              12,685,011(12,672,520)     12,491
    Per share                                 $0.66                $654.44






                                 Exhibit 6 - 2

                           BOWLES FLUIDICS CORPORATION
                     NOTES TO PRO FORMA FINANCIAL STATEMENTS


Reverse Split and Buyback Adjustments


1. Balance Sheets:  October 25, 1997, and July 25, 1998

   The pro forma balance sheets reflect the reduction in cash and cash equivalents and the decrease in stockholders' equity of $242,600 resulting from the buyback of estimated fractional common shares (194.077 shares) after the 1-for-1,000 reverse common stock split at $1,250 per share, as if the buyback occurred at October 25, 1997, and July 25, 1998, respectively.

   The pro forma book value per share reflects the lower common stock book value and the lower number of common shares outstanding after the split and buyback.





                                 Exhibit 6 - 3

                                                                       Exhibit 7

  Pro Forma Data Disclosing the Effect of the Reverse Stock Split and Buyback of
    Fractional Shares on the Company's Statement of Income, Earnings Per Share Amounts, and Ratio Of Earnings to Fixed Charges for the Most Recent Fiscal Year
                                       End

                           BOWLES FLUIDICS CORPORATION
                    PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                    For the Year Ended October 25, 1997
                                  --------------------------------------
                                               Reverse Split
                                                 & Buyback
                                    Reported   Adjustments  Pro Forma
                                  --------------------------------------

Net Sales                           $18,842,673              $18,842,673

   Cost of sales                     13,065,374               13,065,374
                                  -------------           --------------

Gross Profit                          5,777,299                5,777,299

   Selling, general and
       administrative
expenses                              3,094,769                3,094,769
   Research and development
       costs                          1,005,183                1,005,183
                                  -------------           --------------

Operating income                      1,677,347                1,677,347

   Interest income                      117,541 ($12,774)        104,767
   Other income (expense),
net                                       4,555                    4,555
                                  --------------------------------------

Income before income taxes            1,799,443  (12,774)      1,786,669

   Provision for income
taxes                                   657,420   (4,667)        652,753
                                  --------------------------------------

Net income                            1,142,023   (8,107)      1,133,916

   Preferred stock
dividends
      accrued                         (74,646)          0      (74,646)
                                  --------------------------------------

Income applicable to common
   shareholders                      $1,067,377  ($8,107)     $1,059,270
                                  ======================================

Primary earnings per share:
   Income applicable to
common
      shareholders                   $1,067,377  ($8,107)     $1,059,270
                                  --------------------------------------
   Weighted average of
common
      shares outstanding             12,633,764(12,621,324)       12,440
   Add: Assumed exercise
of
           stock options                 48,607  (48,558)            49
                                  --------------------------------------
   Number of common shares
      outstanding adjusted           12,682,371(12,669,882)       12,489
                                  --------------------------------------

        Primary earnings
per share                                 $0.08                   $84.82
                                  =============           ==============

Fully diluted earnings per share:
   Net income                        $1,142,023  ($8,107)     $1,133,916
                                  --------------------------------------
   Weighted average of
common
      shares outstanding             12,633,764(12,621,324)       12,440
   Add: Assumed conversion
of
             preferred
stock                                 3,732,320(3,728,588)         3,732
           Assumed
exercise of
             stock options               57,636  (57,578)            58
                                  --------------------------------------
   Number of common shares
      outstanding adjusted           16,423,720(16,407,490)       16,230
                                  --------------------------------------

    Fully diluted earnings
per share                                 $0.07                   $69.87
                                  =============           ==============

Ratio of earnings to fixed
charges                           N/a                     N/a

                                 Exhibit 7 - 1


                           BOWLES FLUIDICS CORPORATION
                    PRO FORMA CONSOLIDATED STATEMENT OF INCOME


                                   For the Nine Months Ended July
                                              25, 1998
                                  ----------------------------------
                                               Reverse
                                                Split
                                    & Buyback
                                   Reported  Adjustments Pro Forma
                                  ----------------------------------

Net Sales                         $15,105,362            $15,105,362

   Cost of sales                   11,196,107             11,196,107
                                  -----------            -----------

Gross Profit                        3,909,255              3,909,255

   Selling, general and
       administrative
expenses                            1,993,702              1,993,702
   Research and
development
       costs                          582,743                582,743
                                  -----------            -----------

Operating income                    1,332,810              1,332,810

   Interest income                     52,022   ($9,580)      42,442
   Other income
(expense), net                         23,749                 23,749
                                  ----------------------------------

Income before income taxes          1,408,581   ($9,580)   1,399,001

   Provision for income
taxes                                 521,631    (3,548)     518,083
                                  ----------------------------------

Net income                            886,950    (6,032)     880,918

   Preferred stock
dividends
      accrued                       (55,985)               (55,985)
                                  ----------------------------------

Income applicable to
common
   shareholders                      $830,965   ($6,032)    $824,933
                                  ==================================

Basic earnings per share:
   Income applicable to
common
      shareholders                   $830,965   ($6,032)    $824,933
   Weighted average of
common
      shares outstanding           12,655,011(12,642,550)     12,461

        Basic earnings
per share                               $0.07                 $66.20
                                  ===========            ===========

Diluted earnings per
share:
   Net income                        $886,950   ($6,032)     880,918
                                  ----------------------------------
   Weighted average of
common
      shares outstanding           12,655,011(12,642,550)     12,461
   Add: Assumed
conversion of
             preferred
stock                               3,732,320(3,728,588)       3,732
           Assumed
exercise of
             stock options             14,847   (14,832)         15
                                  ----------------------------------
   Number of common shares
      outstanding adjusted         16,402,178(16,385,970)     16,208
                                  ----------------------------------

    Diluted earnings per
share                                   $0.05                 $54.35
                                  ===========            ===========

Ratio of earnings to
fixed charges                     N/a                    N/a





                                 Exhibit 7 - 2

                           BOWLES FLUIDICS CORPORATION
                     NOTES TO PRO FORMA FINANCIAL STATEMENTS


Reverse Split and Buyback Adjustments


1. Income Statements: Year Ended October 25, 1997, and Nine Months Ended July 25, 1998

   The pro forma income statements reflect the reduction in interest income, net of income taxes, to give effect to the $242,600 reduction of cash and cash equivalents to acquire the estimated fractional common shares outstanding (194.077 shares) after the 1-for-1,000 reverse common stock split at $1,250 per share, as if the reverse split and buyback occurred at October 27, 1996.

   The pro forma primary and fully diluted earnings per share reflect the lower net income and the lower number of common shares outstanding after the reverse stock split and buyback of fractional common shares at $1,250 per share.





                                 Exhibit 7 - 3